EXHIBIT 99.1
Pure Cycle Corporation Announces Q3 Fiscal 2008 Financial Results
Thornton, Colorado — July 8, 2008 — Pure Cycle Corporation (NASDAQ Capital Market: PCYO) announced financial results today for the nine months ended May 31, 2008.
Pure Cycle is reporting net losses of approximately $5.3 million ($.26 per share) and $5.2 million ($.28 per share), for the nine months ended May 31, 2008 and 2007, respectively. The main components of our losses are items that do not currently require the use of cash, and are comprised of the following:

	Nine Months Ended:
	May 31, 2008	May 31, 2007
Imputed expenses or non-cash expenses:
Imputed Interest on the Tap Participation Fee	$3,255,000	$3,463,500
Loss on extinguishment of contingent obligations	273,700	—
Depreciation and depletion	286,200	274,000
Stock based compensation expense	263,800	223,900

Total imputed and non-cash expenses	$4,078,700	$3,961,400

These items are explained in greater detail in our Form 10-K for the year ended August 31, 2007 and further in our Form 10-Q for the three and nine months ended May 31, 2008, to be filed with the SEC on July 10, 2008. In addition to the above items, for the nine months ended May 31, 2008 and 2007, respectively, we also incurred approximately $190,200 and $24,200 of consulting fees related to the ongoing discussions with the Land Board and Lend Lease over water and wastewater service agreements for the proposed development at the Lowry Range. Excluding the cash paid for consulting and the expenses described above, our net losses for the nine months ended May 31, 2008 and 2007 would have been:

	Nine Months Ended:
	May 31, 2008	May 31, 2007	$ Change	% Change
Net losses as reported	$(5,273,000)	$(5,157,400)	$115,600	2%
Imputed and non-cash expenses described above	4,078,700	3,961,400
Consulting fees	190,200	24,200

As adjusted net losses	$(1,004,100)	$(1,171,800)	$(167,700)	-14%

The as adjusted net losses for the current year decreased because (i) we did not incur in the current year the professional fees we incurred last year arising out of SEC consultations and (ii) we have eliminated franchise fees paid to the State of Delaware as a result of our reincorporation in Colorado.
We will host a conference call to discuss the results on Friday July 11, 2008 at 2 pm Mountain. The call will be hosted by our President, Mark W. Harding. Call details are presented below.

FINANCIAL HIGHLIGHTS
Unaudited Results of Operations

	Nine Months Ended:
	May 31, 2008	May 31, 2007
Total revenues	$194,100	$178,100
Total cost of revenues	(118,500)	(121,100)

Gross margin	75,600	57,000
Total operating expenses	(2,030,400)	(1,858,800)
Other (expense) income
Including imputed interest of $3.3 million and $3.5 million	(3,318,200)	(3,355,600)

Net loss	$(5,273,000)	$(5,157,400)

Weighted average shares outstanding (basic and diluted)	20,182,668	18,399,887

Loss per share	$(0.26)	$(0.28)

Financial Position Data

	May 31, 2008	August 31, 2007
Current assets	$5,881,800	$7,288,400

Total assets	$110,392,600	$111,891,900

Current liabilities	$214,700	$183,300

Total liabilities	$55,659,000	$54,047,100

Total stockholders’ equity	$54,733,700	$57,844,800

CALL INFORMATION
What:	Third quarter fiscal 2008 Financial Release
When:	July 11, 2008 at 2:00 pm Mountain
To listen:	Click on the link posted on the Company’s website: www.purecyclewater.com Log-on 5 minutes early in case downloads are required.
Call in Number:	Toll free: 888-396-2386
Passcode:	11707635

REPLAY INFORMATION
The call will be available for replay until 9:59 p.m. on July 18, 2008:
Toll free:	888-286-8010
Passcode:	94544977
A replay will be available on the Company’s Website through August 31, 2008.
For questions, please contact Investor Relations at info@purecyclewater.com.

Company Information
Pure Cycle owns water assets in several river basins in the State of Colorado as well as certain aquifers in the Denver, Colorado metropolitan area. Pure Cycle provides water and wastewater services to customers located in the Denver metropolitan area including the design, construction, operation and maintenance of water and wastewater systems.
Additional information including our recent press releases and Annual Reports are available at www.purecyclewater.com, or you may contact our President, Mark W. Harding, at 303-292-3456.